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                                                                    EXHIBIT 99.1
[Logo of Vencor, Inc. appears here]



CONTACT:  Richard A. Schweinhart
          Senior Vice President and Chief Financial Officer
          (502) 596-7379

          Richard A. Lechleiter
          Vice President of Finance,
          Corporate Controller and Treasurer
          (502) 596-7734



                   VENCOR ANNOUNCES EXTENSION OF BANK WAIVER


LOUISVILLE, Ky. (May 28, 1999) - Vencor, Inc. (NYSE: VC) today announced that its senior bank lenders have granted a further waiver, through July 30, 1999, of breaches by Vencor of certain financial covenants under its bank credit agreement ("Credit Agreement"). Pursuant to the waiver, the aggregate commitment under the revolving credit portion of the Credit Agreement (the "Revolver") has been permanently reduced from $125 million to $80 million. During the waiver period, aggregate borrowings under the Revolver are limited to $55 million. At the close of business on May 27, 1999, there were approximately $16 million of outstanding borrowings under the Revolver.

     The waiver continues to set forth certain events which would terminate the obligation of the Senior Lenders to fund the Revolver, including the failure to pay rent to Ventas, Inc. (NYSE: VTR) without the consent of Ventas or the protection of injunctive relief granting a stay of termination under the Company's master leases. In addition, the obligation to fund will be frozen if the Company pays, or if Medicare recoups, reimbursement overpayments in excess of $10 million through the waiver period. The acceleration of or any action to collect the unpaid principal or interest on the Company's $300 million 9 7/8% Guaranteed Senior Subordinated Notes (the "Notes") also will terminate the obligation to fund the Revolver.

    As previously announced, the Company continues to negotiate with its Senior Lenders and with Ventas in an effort to obtain a sustainable capital structure for the Company and a reduction in the rents paid by the Company to Ventas. The Company also intends to negotiate with the holders of the Notes as part of this effort.

    Vencor is a long-term healthcare provider operating nursing centers, hospitals and contract ancillary services in 46 states.
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    Certain statements made in this press release, including, but not limited to, statements containing the words "anticipates," "believes," "expects," "intends," "will," "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include, without limitation, the Company's ability to amend or refinance its existing debt and lease obligations or otherwise adjust its current financial structure, the increase in the Company's cost of borrowing, its ability to attract patients and the effects of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.